UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2016

RISE RESOURCES INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 – 510 West Hastings Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6B 1L8

(Zip Code)

Registrant’s telephone number, including area code:  (604) 687-7130

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Item 3.02

Unregistered Sales of Equity Securities

On January 29, 2016, Rise Resources Inc. (the “Company”) completed the issuance and sale of an aggregate of 6,050,000 shares of common stock at a price of CAD$0.10 per share in a Canadian public offering in exchange for gross proceeds of CAD$605,000.  The shares were qualified for distribution in the provinces of British Columbia and Alberta pursuant to a final long form prospectus of the Company dated November 10, 2015.

Pursuant to an agency agreement dated September 22, 2015 between the Company and one Canadian selling agent, the Company paid the agent a cash commission equal to 8% of the gross proceeds and issued the agent and one sub-agent an aggregate of 484,000 warrants, each of which is exercisable into one share of common stock at a price of CAD$0.10 per share for a period of 24 months.

The Company plans to use the proceeds of the offering to complete the first phase of an exploration program on its Indata property in British Columbia, as well as for general working capital purposes.

The Company issued the foregoing shares and warrants in reliance on the exemption from registration provided by Rule 903 of Regulation S under the Securities Act of 1933, as amended (“Regulation S”).  The Company’s reliance on Rule 903 of Regulation S was based on the fact that the securities were sold in “offshore transactions”, as defined in Rule 902(h) of Regulation S.  The Company did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and the investors were not U.S. persons and did not acquire the securities for the account or benefit of any U.S. person.

As of the date of this current report on Form 8-K, the Company has 31,347,011 issued and outstanding shares of common stock.

Item 8.01

Other Events.

On February 1, 2016, and in connection with the closing of the offering described above, the Company’s common stock began trading on the Canadian Securities Exchange in Canadian dollars under the symbol “UPP”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 4, 2016

RISE RESOURCES INC.

/s/ Fred Tejada
Fred Tejada
President, Chief Executive Officer, Secretary, Director